AMENDMENT NO. 1 TO THE AGENCY AGREEMENT

     AMENDMENT NO. 1, dated as of April 10, 2001, to the Agency Agreement, dated as of July 17, 1997 (the “Agency Agreement”), among MBNA America Bank, National Association (the “Bank”), Bank One Trust Company, N.A. (successor-in-interest to The First Chicago National Bank of Chicago) (“Bank One”) as global agent (the “Global Agent”), Bank One, NA, London Branch (“Bank One London”) acting through its specified office in London as paying agent (“London Paying Agent”) and as issuing agent (the “London Issuing Agent”), Bank One acting through its specified office in New York as registrar (the “Registrar”) and paying agent (the “New York Paying Agent”) and Crédit Agricole Indosuez (“Crédit Agricole”) in its capacity as transfer agent (the “Transfer Agent”) and as paying agent (the “Luxembourg Paying Agent”; and together with the London Paying Agent and the New York Paying Agent, the “Paying Agents”; individually, a “Paying Agent”).

W I T N E S S E T H

     WHEREAS, the Bank has agreed to issue and sell its Bank Notes (the “Notes”) subject to, and with the benefit of, the Agency Agreement; and

     WHEREAS, the Bank, the Global Agent, the Paying Agents, the Transfer Agent, the London Issuing Agent and the Registrar wish to amend the Agency Agreement in the manner set forth herein;

     NOW THEREFORE, the parties hereto hereby agree as follows:

     1.     Defined Terms. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agency Agreement.

     2.     Amendments to the Agency Agreement.

     (a)  The Agency Agreement is hereby amended by replacing all references to The First National Bank of Chicago (“First Chicago”) with Bank One Trust Company, N.A. (“Bank One”).

     (b)  The Agency Agreement is hereby amended by replacing all references to “First Chicago London” with “Bank One London”.

     (c)  The Agency Agreement is hereby amended by replacing all references to “First Chicago New York” with “Bank One New York”.

     (d)  The Agency Agreement is hereby amended by replacing all references to Banque Indosuez Luxembourg (“Banque Indosuez”) with Crédit Agricole Indosuez (“Crédit Agricole”).

     (e)  The Agency Agreement is hereby amended by deleting the WHEREAS Clause (A) in its entirety and substituting in lieu thereof the following:

“(A)	The Bank has entered into an Amended and Restated Dealer Agreement dated as of April 10, 2001 with certain Dealers named therein pursuant to which the Bank may from time to time issue up to US$10,000,000,000 aggregate principal amount (or the equivalent thereof in other currencies) of its Bank Notes (the “Notes”). The Bank may at any time increase the maximum aggregate principal amount of the Notes that may be issued or outstanding at any one time pursuant to the Program (as defined herein); provided, that the Bank shall promptly notify the Agents of any such increase.”

     (f)  The Agency Agreement is hereby amended by deleting Section (b) of the definition of “Business Day” contained in Section 1 of the Agency Agreement in its entirety and substituting in lieu thereof the following:

“(b)	either (i) in relation to a payment to be made in a Specified Currency other than the Euro, a day on which commercial banks and foreign exchange markets settle payments in the principal financial center of the country of the relevant Specified Currency (if other than The City of New York) or (ii) in relation to Notes denominated in Euro, a day (other than a Saturday or Sunday) on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System (“Target”) or any successor thereto is open ( a “Target Settlement Day”).”

     (g)  The Agency Agreement is hereby amended by deleting the defined term “Cedel” throughout the Agency Agreement and substituting in lieu thereof the words “Clearstream, Luxembourg”. The following definition of “Clearstream, Luxembourg” shall be added to the definitions contained in Section 1 of the Agency Agreement:

“Clearstream, Luxembourg” means Clearstream Banking, société anonyme or any successor thereto.

     (h)  The Agency Agreement is hereby amended by adding Banc of America Securities LLC, Banc of America Securities Limited, Chase Securities Inc., Deutsche Banc Alex. Brown Inc., Deutsche Bank AG London, Salomon Smith Barney Inc. and Salomon Brothers International Limited to the definition of “Dealer” and by deleting Banque Lehman Brothers from the definition of “Dealer”.

     (i)  The Agency Agreement is hereby amended by deleting the definition for “Euroclear” contained in Section 1 of the Agency Agreement in its entirety and substituting in lieu thereof the following:

“means Euroclear Bank S.A./N.V., as operator of the Euroclear System or any successor thereto.”

     (j)  The Agency Agreement is hereby amended by deleting the defined term “Euroclear/Cedel Global Note” throughout the Agency Agreement and substituting in lieu thereof “Euroclear/Clearstream, Luxembourg Global Note”. The following definition of “Euroclear/Clearstream, Luxembourg Global Note”) shall be added to the definitions contained in Section 1 of the Agency Agreement:

“Euroclear/Clearstream, Luxembourg Global Note” means a Registered Global Note deposited with a common depositary for, and registered in the name of a nominee of, Euroclear and/or Clearstream, Luxembourg.

     (k)  The Agency Agreement is hereby amended by adding the following clause (iv) to Section 27(a) of the Agency Agreement:

“(iv)	The Bank undertakes that, if the conclusions of the ECOFIN Council meeting of November 26-27, 2000 are implemented, it will ensure that it maintains a paying agent in a member state of the European Union that will not be obliged to withhold or deduct tax pursuant to the European Union Savings Tax Directive.”

     3.     Continuing Effect of the Agency Agreement. Except as expressly amended hereby, the provisions of the Agency Agreement are and shall remain in full force and effect.

     4.     Counterparts. This Amendment No. 1 to the Agency Agreement may be executed by the parties hereto in any number of separate counterparts, each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same instrument.

     5.     GOVERNING LAW. THIS AMENDMENT NO. 1 TO THE AGENCY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Agency Agreement as of the date first written above.

THE BANK

MBNA AMERICA BANK, NATIONAL ASSOCIATION

By: Name: Title:

THE GLOBAL AGENT

BANK ONE TRUST COMPANY, N.A

By: Name: Title:

THE REGISTRAR AND NEW YORK PAYING AGENT

BANK ONE TRUST COMPANY, N.A

By: Name: Title:

THE LONDON PAYING AGENT AND LONDON ISSUING AGENT

BANK ONE, NA, LONDON BRANCH

By: Name: Title:

THE LUXEMBOURG PAYING AGENT AND TRANSFER AGENT

CRÉDIT AGRICOLE INDOSUEZ

By: Name: Title: